       As filed with the Securities and Exchange Commission on November 29, 1999
                                                       Registration No. 333-____
================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              ___________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                              ___________________

                                CACHEFLOW INC.
            (Exact name of registrant as specified in its charter)

          Delaware                              7373                       91-1715963
(State or other jurisdiction         (Primary Standard Industrial       (IRS Employer
of incorporation or organization)    Classification Code Number)     Identification No.)

                              650 Almanor Avenue
                          Sunnyvale, California 94086
              (Address of principal executive offices) (Zip Code)

                              ___________________

                                CACHEFLOW INC.
                            1996 Stock Option Plan
                           1999 Director Option Plan
                         Employee Stock Purchase Plan
                           1999 Stock Incentive Plan
             Shares Acquired Under Written Compensation Agreements
                           (Full title of the Plans)

                              ___________________

                              Michael A. Johnson
                            Chief Financial Officer
                                CACHEFLOW INC.
                              650 Almanor Avenue
                          Sunnyvale, California 94086
                    (Name and address of agent for service)
                                (408) 220-2200
         (Telephone number, including area code, of agent for service)

                              ___________________

                        CALCULATION OF REGISTRATION FEE

        Title of                                            Proposed Maximum      Proposed Maximum
       Securities                            Amount             Offering              Aggregate           Amount of
         to be                               to be               Price                 Offering         Registration
       Registered                         Registered (1)      per Share (2)            Price (2)            Fee
       ----------                         ----------          ---------                -----                ---
1996 Stock Option Plan
----------------------
  Options                                  7,739,899             N/A                         N/A                 N/A
  Common Stock (par value $.0001)          7,739,899          $24.00                $185,757,576          $51,640.60

1999 Director Option Plan
-------------------------
  Options                                    500,000             N/A                         N/A                 N/A
  Common Stock (par value $.0001)            500,000          $24.00                $ 12,000,000          $    3,336

Employee Stock Purchase Plan
----------------------------
  Options                                  2,500,000             N/A                         N/A                 N/A
  Common Stock (par value $.0001)          2,500,000          $24.00                $ 60,000,000          $   16,680

1999 Stock Incentive Plan
-------------------------
  Options                                  5,000,000             N/A                         N/A                 N/A
  Common Stock (par value $.0001)          5,000,000          $24.00                $120,000,000          $   33,360

1996 Stock Option Plan
----------------------
   Common Stock (par value $.0001)         2,917,181          $24.00                $ 70,012,344          $19,463.43

Written Compensation Agreements
-------------------------------
   Common Stock (par value $.0001)         1,100,000          $24.00                $ 26,400,000          $ 7,339.20


(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1996 Stock Option Plan, 1999 Director Option Plan, Employee Stock Purchase Plan, 1999 Stock Incentive Plan, and Written Compensation Agreements by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of CacheFlow Inc.

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the fair market value per share of Common Stock of CacheFlow Inc. on November 18, 1999.

(3) The shares reserved under the 1996 Stock Option Plan will become issuable under the 1999 Stock Incentive Plan if and to the extent that options outstanding under the 1996 Stock Option Plan expire unexercised and the corresponding shares are awarded under the 1999 Stock Incentive Plan.

                               EXPLANATORY NOTE

          CacheFlow Inc. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register shares of its common stock, $0.0001 par value per share. Under cover of this Form S-8 is a Reoffer Prospectus CacheFlow Inc. prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 2,917,181 shares of common stock acquired by Selling Stockholders under the CacheFlow Inc. 1996 Stock Option Plan. This Registration Statement also registers the reoffer and resale of 1,000,000 shares of common stock acquired pursuant to a non-statutory stock option agreement dated October 14, 1998 between CacheFlow Inc. and Michael Malcolm, a director of CacheFlow Inc. and 100,000 shares of common stock acquired pursuant to a non-statutory stock option agreement dated October 13, 1999 between CacheFlow Inc. and Michael Malcolm, a director of CacheFlow Inc.

                                CACHEFLOW INC.

        FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION OF INFORMATION
                        REQUIRED BY PART I OF FORM S-3


Form S-3 Item Number                                          Location/Heading in Prospectus
--------------------                                          ------------------------------
1.  Forepart of Registration Statement and Outside            Cover page
    Front Cover page of Prospectus

2.  Inside Front and Outside Back Cover Page of               Available Information; Incorporation of Certain
    Prospectus                                                Information by Reference

3.  Summary Information, Risk Factors and Ratio of            Risk Factors
    Earnings to Fixed Charges

4.  Use of Proceeds                                           Use of Proceeds

5.  Determination of Offering Price                           Not applicable

6.  Dilution                                                  Not applicable

7.  Selling Security Holder                                   Selling Security Holder

8.  Plan of Distribution                                      Plan of Distribution

9.  Description of Securities to be Registered                Not Applicable

10. Interests of Named Experts and Counsel                    Not Applicable

11. Material Changes                                          Not Applicable

12. Incorporation of Certain Information                      Documents Incorporated by Reference

13. Disclosure of Commission Position on                      Indemnification
    Indemnification for Securities Act Liabilities

                            Shares of Common Stock
                                CacheFlow Inc.

          This Reoffer Prospectus relates to 4,017,181 shares of the Common Stock, par value $0.0001 (the "Common Stock"), of CacheFlow Inc. (the "Company"), which may be offered from time to time by certain key employees named herein and certain employees who are not named herein (the "Registered Stockholders"). It is anticipated that the Registered Stockholders will offer shares for sale at prevailing prices on the Nasdaq National Market System on the date of sale. The Company will receive no part of the proceeds of sale made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by each of the Registered Stockholders will be borne by each such Registered Stockholder.

          The Common Stock is traded on the Nasdaq National Market System.

          The Registered Stockholders and any broker executing selling orders on behalf of the Registered Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

    THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED
      ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

          No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Registered Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

               The date of this Prospectus is November 29, 1999.

                             AVAILABLE INFORMATION

          The Company will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") upon the first date on which its Common Stock is registered under Section 12(g) of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 219 South Dearborn Street, Chicago, IL 60604; 26 Federal Plaza, New York, NY 10007; and 5757 Wilshire Boulevard, Los Angeles, CA 90036, at prescribed rates. The Common Stock is quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a Web site (http://www.sec.gov) that contains reports,
                                      ------------------
proxy statements and other information regarding registrants that file electronically with the Commission.

          The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public Auditors.

          A copy of any document incorporated by reference in the Registration Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) of which this Reoffer Prospectus forms a part but which is not delivered with this Reoffer Prospectus will be provided by the Company without charge to any person (including any beneficial owner) to whom this Reoffer Prospectus has been delivered upon the oral or written request of such person. Such requests should be directed to Bret Lawson, CacheFlow Inc., 650 Almanor Avenue, Sunnyvale, CA 94086. The Company's telephone number at that location is (408) 220-2200.

                               TABLE OF CONTENTS

                                                          Page
THE COMPANY..............................................   3
RISK FACTORS.............................................   3
USE OF PROCEEDS..........................................   3
REGISTERED STOCKHOLDERS..................................   3
PLAN OF DISTRIBUTION.....................................   4
DOCUMENTS INCORPORATED BY REFERENCE......................   4
INDEMNIFICATION..........................................   5

                                  THE COMPANY

          CacheFlow Inc. (the "Company") designs, develops and markets appliances that accelerate and manage the flow of information over the Internet through a process called Internet caching. Caching in its most basic form is a method for storing popular objects at a location separate from their source and closer to the many individuals requesting those objects. There are many examples of caching in everyday life. For example, it is inefficient to go to the farm everytime you want a bottle of milk. That would be too costly, and too slow. Instead you go to the local grocery store, where the grocer maintains a cached inventory of milk, and is ready to offer it to customers when they request it. An Internet cache extends this concept to information on the Internet. An Internet cache stores Internet information physically closer to users, eliminating the need to retrieve this information from its source across the Internet each time it is requested. For example, without caching, if 100 end users in the same enterprise each started their day by checking the news headlines on CNN.com, 100 connections over the Internet from the enterprise site to the CNN.com site would be made to retrieve identical information. An Internet cache deployed on the enterprise site would store the CNN information locally and serve each of those 100 requests, thereby reducing the amount of traffic on the Internet, the load on the CNN server, and most importantly, the response time experienced by the end users.

   While there are several approaches to Internet caching, we sell Internet caching appliances, which are specialized devices that are designed, or purpose-built, for Internet caching. Our proprietary operating system, CacheOS, operates directly on the hardware of our appliances and supports software that we designed specifically for caching. We assemble our appliances using components that we purchase from third-party manufacturers. Our appliances are deployed by our Internet service provider and enterprise customers throughout their networks as a way to cache information physically closer to the people using these networks. Our appliances enable our customers to improve web response times, deliver up-to-date web content, easily manage and administer their networks, provide a high level of network security, and reduce overall network costs.

   The number of Internet users, Internet access devices and web pages worldwide is expected to continue to grow rapidly. This growth, coupled with the increasing complexity of web content, is expected to significantly increase the amount of information transmitted across the Internet and corporate intranets. The physical infrastructure of the Internet must therefore accommodate sharply increased, often repetitive, traffic, as well as highly unpredictable and event-driven usage patterns. Advances in communications technology such as high-speed routers, switches and broadband access technologies have improved the Internet's ability to move information quickly, but these technologies do not reduce the amount of information that must be moved from its source on the Internet to the user, shorten the physical distance between source and user, or enable the analysis or control of web content. Web servers, which are used to publish information on the Internet, are becoming overloaded by a growing number of content requests, and slow web response time remains a continuing problem that can have a significant financial impact on corporate enterprises and Internet service providers. While early approaches to caching reduced the physical distance over which information is transmitted to the user by storing popular information closer to the users who request it and removed much of the repetitive traffic from the network, these approaches did not fully address the varied requirements of Internet service providers, enterprises and users. Due to increasing network traffic volumes, rising network complexity and heightened user expectations for Internet performance, we believe that the market for Internet caching appliances will grow rapidly. According to GartnerGroup, this market is projected to grow from $92 million in 1999 to over $1 billion in 2003.

   As of August 31, 1999, we had approximately 100 customers, including
Internet service providers such as Road Runner and germany.net, as well as corporate enterprises such as Delta Airlines and Xerox. Our business strategy is to be the leading provider of Internet caching solutions by continuing to deliver high-performance, innovative Internet caching appliances. To implement our strategy, we intend to take advantage of our focus on Internet caching to target specific markets that are particularly well-suited for our appliances. Using our technological expertise, we intend to continue to develop both the software and hardware elements of our appliances. We intend to extend our distribution channels by expanding our direct sales force and establishing relationships with additional resellers, systems integrators and original equipment manufacturers. We also intend to increase our investments in a broad range of marketing and educational programs to build and establish the CacheFlow brand.

   We were incorporated in Delaware in March 1996. Our principal executive offices are located at 650 Almanor Avenue, Sunnyvale, California 94086, and our telephone number is (408) 220-2200.

   We have a history of operating losses, and as of July 31, 1999, had an accumulated deficit of approximately $26.7 million. We have never achieved profitability in any quarter and anticipate that our operating expenses will increase substantially in the future.

             The Company's executive offices are located at 650 Almanor Avenue, Sunnyvale, CA 94086. The Company's telephone number is (408) 220-2200.

                                    RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business, financial condition and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

   We only began selling our products in May 1998 and, as a result, you may have difficulty evaluating our business and operating results.

   We were founded in March 1996 and did not sell any products or services until May 1998. The market for our products is unproven. Our limited operating history makes an evaluation of our future prospects very difficult. We expect to encounter risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. Many of these risks are described in more detail in this "Risk Factors" section. Our business will be seriously harmed if we do not successfully execute our business strategy or if we do not successfully address the risks we face.

   We have a history of losses, expect to incur future losses and may never achieve profitability, which could result in the decline of the market price of our common stock.

   We incurred net losses of $1.4 million from our inception in March 1996 through April 30, 1997, $5.5 million for the fiscal year ended April 30, 1998, $13.2 million for the fiscal year ended April 30, 1999, and $6.6 million for the quarter ended July 31, 1999. As of July 31, 1999, we had an accumulated deficit of approximately $26.7 million. We have not had a profitable quarter since our inception and we expect to continue to incur net losses in the future. To date, we have funded our operations from the sale of equity securities and through bank loans and equipment leases.

   We expect to continue to incur significant operating expenses and, as a result, we will need to generate significant revenues if we are to achieve profitability. We may never achieve profitability. We expect to incur substantial non-cash costs relating to the amortization of deferred compensation, which will contribute to our net losses. As of July 31, 1999, we had an aggregate of $21.3 million of deferred compensation to be amortized. Between August 1, 1999 and November 18, 1999, we recorded additional deferred compensation of $39.6 million with respect to stock option grants made during this period and a charge for $2.0 million related to the beneficial conversion feature of the Series D Preferred Stock issued on November 1, 1999.

   Because we expect our sales to fluctuate and our costs are relatively fixed in the short term, our ability to forecast our quarterly operating results is limited, and if our quarterly operating results are below the expectations of analysts or investors, the market price of our common stock may decline.

   Our net sales and operating results are likely to vary significantly from quarter to quarter. We believe that quarter-to-quarter comparisons of our operating results should not be relied upon as indicators of future performance. It is likely that in some future quarter or quarters, our operating results will be below the expectations of public market analysts or investors. When this occurs, the price of our common stock could decrease significantly. A number of factors are likely to cause variations in our net sales and operating results, including factors described in this "Risk Factors" section and elsewhere in this Prospectus.


   We cannot reliably forecast our future quarterly sales for several reasons, including:

  . sales in any quarter are dependent on orders booked and shipped in that quarter, and we often operate with very little order backlog;

  . we have a limited operating history, and the market in which we compete is relatively new and rapidly evolving;

  . we expect that, for the foreseeable future, most of our sales will come from a small number of customers, so delays or cancellations of orders by a few customers can significantly impact net sales within a quarter; and

  .  our sales cycle varies substantially from customer to customer.

A high percentage of our expenses, including those related to research and development, sales and marketing, general and administrative functions and amortization of deferred compensation, are essentially fixed in the short term. As a result, if our net sales are less than forecasted, our quarterly operating results are likely to be seriously harmed.

   We expect increased competition and, if we do not compete effectively, we could experience a loss in our market share and sales.

   The market for Internet caching solutions is intensely competitive, evolving and subject to rapid technological change. The intensity of competition is expected to increase in the future. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could seriously harm our business. We may not be able to compete successfully against current or future competitors and we cannot be certain that competitive pressures we face will not seriously harm our business. Our competitors vary in size and in the scope and breadth of the products and services they offer. We primarily encounter competition from a variety of companies, including Cisco Systems, Inktomi, Network Appliance, Novell and various others using products derived from publicly available, free software called Squid. In addition, because there are relatively low barriers to entry in the Internet caching market, we expect additional competition from other established and emerging companies as the market for Internet caching continues to develop and expand.

   Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we do. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our industry. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, marketing, promotion and sale of their products than we can. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the market acceptance of their products. In addition, our competitors may be able to replicate our products, make more attractive offers to existing and potential employees and strategic partners, more quickly develop new products or enhance existing products and services, or bundle Internet caching appliances in a manner that we cannot provide. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of industry consolidation.

   Our variable sales cycle makes it difficult to predict the timing of a sale or whether a sale will be made, which makes our quarterly operating results less predictable.

   Because customers have differing views on the strategic importance of implementing Internet caching appliances, the time required to educate customers and sell our products can vary widely. As a result, the evaluation, testing, implementation and acceptance procedures undertaken by customers can vary, resulting in a variable sales cycle, which typically ranges from two to six months. While our customers are evaluating our products and before they place an order with us, we may incur substantial sales and marketing expenses and expend significant management efforts. Sales cycles for our products that are sold to enterprises have traditionally been longer than sales cycles for our products that are sold to Internet service providers, or ISPs. We expect that sales to enterprises will increase as a percentage of our total sales over time, and, accordingly, we expect that the average sales cycle for our products will increase. In addition, purchases of our products are frequently subject to unplanned processing and other delays, particularly with respect to larger customers for whom our products represent a very small percentage of their overall purchase activity. Large customers typically require approvals at a number of management levels within their organizations, and, therefore, frequently have longer sales cycles.

   We are entirely dependent on market acceptance of our Internet caching appliance product family and, as a result, a decline in sales or lack of market acceptance of these products could cause our sales to fall.

   To date, our Internet caching appliance product family and related services have accounted for all of our net sales. We anticipate that revenues from our current product family and services will continue to constitute substantially all of our net sales for the foreseeable future. As a result, a decline in the prices of, or demand for, our current product family and services, or their failure to achieve broad market acceptance, would seriously harm our business. The CacheFlow 100 Series, 500 Series, 3000 Series and 5000 Series products are the only products that we currently sell. Our CacheFlow 1000 Series and 2000 Series products, which have historically accounted for a substantial portion of our net sales, have been discontinued and replaced by our recently introduced CacheFlow 3000 Series products. We introduced our 3000 Series product in September 1999 and our 5000 Series product in June 1999. We cannot be certain that our CacheFlow 3000 Series or 5000 Series products will achieve any significant degree of market acceptance.

   If we are unable to introduce new products and services that achieve market acceptance quickly, we could lose existing and potential customers and our sales would decrease.

   We need to develop and introduce new products and enhancements to existing products on a timely basis that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers. We intend to extend the offerings under our product family in the future, both by introducing new products and by introducing enhancements to our existing products. However, we may experience difficulties in doing so, and our inability to timely and cost-effectively introduce new products and product enhancements, or the failure of these new products or enhancements to achieve market acceptance, could seriously harm our business. Life cycles of our products are difficult to predict, because the market for our products is new and evolving and characterized by rapid technological change, frequent enhancements to existing products and new product introductions, changing customer needs and evolving industry standards. The introduction of competing products that employ new technologies and emerging industry standards could render our products and services obsolete and unmarketable or shorten the life cycles of our products and services. The emergence of new industry standards might require us to redesign our products. If our products are not in compliance with industry standards that become widespread, our customers and potential customers may not purchase our products.

   Because we depend on several third-party manufacturers to build portions of our products, we are susceptible to manufacturing delays and sudden price increases, which could prevent us from shipping customer orders on time, if at all, and may result in the loss of sales and customers.

   We rely on several third-party manufacturers to build portions of our products. If we are unable to manage our relationships with these manufacturers effectively or if these manufacturers fail to meet our future requirements for timely delivery, our business would be seriously harmed. We have no written agreement with any of these manufacturers and they fulfill our supply requirements on the basis of individual purchase orders from us. Accordingly, these manufacturers are not obligated to continue to fulfill our supply requirements, and the prices we are charged for these components could be increased on short notice. Any interruption in the operations of any one of these manufacturers would adversely affect our ability to meet our scheduled product deliveries to our customers, which could cause the loss of existing or potential customers and would seriously harm our business. In addition, the products that these manufacturers build for us may not be sufficient in quality or in quantity to meet our needs. Our delivery requirements could exceed the capacity of these manufacturers, which would likely result in manufacturing delays, which could result in lost sales and the loss of existing and potential customers. We cannot be certain that these manufacturers or any other manufacturer will be able to meet the technological or delivery requirements of our current products or any future products that we may develop and introduce. The inability of these manufacturers or any other of our contract manufacturers in the future to provide us with adequate supplies of high-quality products, or the loss of any of our contract manufacturers in the future, would cause a delay in our ability to fulfill customer orders while we attempt to obtain a replacement manufacturer. Delays associated with our attempting to replace or our inability to replace one of our manufacturers would seriously harm our business.

   We may experience production delays, quality control problems and assembly capacity constraints in assembling our products, which could result in a decline of sales.

   We currently conduct all final assembly and testing of our products at our headquarters in Sunnyvale, California. We plan to transition final assembly to third parties in the future. If we are unable to identify a third-party final assembler, we would be required to make additional capital investments in new or existing assembly facilities. To the extent any capital investments are required, our gross margins and, as a result, our business could be seriously harmed. We may experience production interruptions or quality control problems in connection with any transition of final assembly, either of which would seriously harm our business. Either we or any third-party assembler may experience substantial assembly capacity constraints. In the event of any capacity constraints we may be unable to accept certain orders from, and deliver products in a timely manner to, our customers. This could result in the loss of existing or potential customers and would seriously harm our business.

   Because some of the key components in our products come from limited sources of supply, we are susceptible to supply shortages or supply changes, which could disrupt or delay our scheduled product deliveries to our customers and may result in the loss of sales and customers.

   We currently purchase several key parts and components used in the manufacture of our Internet caching appliances from limited sources of supply. For example, we purchase custom power supplies and Intel hardware for use in all of our Internet caching appliances. The introduction by Intel or others of new versions of their hardware, particularly if not anticipated by us, could require us to expend significant resources to incorporate this new hardware into our products. In addition, if Intel or others were to discontinue production of a necessary part or component, we would be required to expend significant resources in locating and integrating replacement parts or components from another vendor. Qualifying additional suppliers for limited source components can be time-consuming and expensive. Any of these events would be disruptive to us and could seriously harm our business. Further, financial or other difficulties faced by these suppliers or unanticipated demand for these parts or components could limit the availability of these parts or components. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would seriously harm our ability to meet our scheduled product deliveries to our customers.

   Our use of rolling forecasts could lead to excess or inadequate inventory, which could seriously harm our business.

   We use rolling forecasts based on anticipated product orders, product order history and backlog to determine our materials requirements. Lead times for the parts and components that we order vary significantly and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. If actual orders do not match our forecasts, we may have excess or inadequate inventory of some materials and components, which would increase our costs or prevent or delay product shipments and could seriously harm our business.

   We are dependent upon key personnel and we must attract, assimilate and retain other highly qualified personnel in the future or our ability to execute our business strategy or generate sales could be harmed.

   Our business could be seriously disrupted if we do not maintain the continued service of our senior management, research and development and sales personnel. All of our employees are employed on an "at-will" basis. Our ability to conduct our business also depends on our continuing ability to attract, hire, train and retain a substantial number of highly skilled managerial, technical, sales, marketing and customer support personnel. New hires frequently require extensive training before they achieve desired levels of productivity, so a high employee turnover rate could seriously impair our ability to operate and manage our business. We are particularly dependent on hiring additional personnel to increase our direct sales and research and development organizations. Competition for personnel is intense, especially in the San Francisco Bay Area, and we may fail to retain our key employees, or attract, assimilate or retain other highly qualified personnel in the future. If so, our business would be seriously harmed.

   Our management team is new, and our business could be seriously harmed if integration of our management team into our company is not successful.

   We have recently experienced significant transition in our management team. Brian NeSmith, our President and Chief Executive Officer, joined us in March 1999. Stuart Aaron, our Vice President of Marketing and Product Management, joined us in April 1999. Terry Printy, our Vice President of Customer Support, joined us in June 1999. Alan Robin, our Senior Vice President of Sales, and Michael Johnson, our Vice President and Chief Financial Officer, joined us in July 1999. Nai-Ting Hsu, our Senior Vice President of Research and Development, joined us in October 1999. Our business could be seriously harmed if integration of our management team into our company is not successful. We expect that it will take time for our new management team to integrate into our company and it is too early to predict whether these changes will be successful.

   The Nokia IP litigation could divert our management's focus and could be costly and time-consuming to defend, and a judgment against us could harm our business.

   On September 16, 1999, Nokia IP filed a lawsuit in Santa Clara County Superior Court naming CacheFlow Inc., Brian NeSmith, our President and Chief Executive Officer and a director, and Alan Robin, our Senior Vice President of Sales, as defendants. Messrs. NeSmith and Robin were officers and employees of Ipsilon Networks, Inc., which was acquired by Nokia in December 1997. Following the acquisition, Messrs. NeSmith and Robin became employees of Nokia. In essence, Nokia claims that we and Messrs. NeSmith and Robin acted improperly in hiring Nokia's employees. Nokia also claims that Mr. NeSmith has violated a non-competition provision contained in his employment agreement with Nokia. Nokia is seeking compensatory and punitive damages and orders prohibiting the defendants from disclosing or using Nokia's trade secrets or confidential information and acting in a manner that violates Messrs. NeSmith's and Robin's contractual and fiduciary duties to Nokia. We and the other defendants have filed an answer to this complaint denying the allegations and believe that there are meritorious defenses to the asserted claims. On November 14, 1999, we entered into a term sheet with Nokia to settle the litigation. The term sheet does not require us to make any monetary payments to Nokia. We agreed not to hire or solicit Nokia employees for six months after November 14, 1999. We are currently negotiating a definitive settlement agreement with Nokia. If we are unable to negotiate the definitive settlement agreement or to enforce the term sheet, we intend to defend the litigation vigorously. The outcome of litigation is inherently unpredictable and the results of the litigation may not be favorable to us or the other defendants and could include monetary damages and a court order restricting our ability to hire Nokia's employees. Regardless of the ultimate outcome, the litigation could result in substantial expense to us and significant diversion of effort by our managerial and other personnel.

   In order to manage our growth and expansion, we will need to improve and implement new systems, procedures and controls, which could be time-consuming and costly.

   We have expanded our operations rapidly since the inception of our company and we currently intend to continue this expansion. This expansion of our operations has placed and is expected to continue to place a significant strain upon our management systems and financial and operational resources. If we are unable to effectively manage future growth and expansion, our business will be seriously harmed. We currently have research and development facilities in Sunnyvale, California; Redmond, Washington and Waterloo, Ontario, Canada. The coordination and management of these product development organizations that are located at different sites requires significant management attention and coordination, particularly from our managerial and engineering organizations. If we are unable to coordinate and manage these separate development organizations, our business will be seriously harmed.

   Our ability to compete effectively and to manage future expansion of our operations will require us to continue to improve our financial and management controls, reporting systems and procedures on a timely basis, and expand, train and manage our employee work force. The number of our employees increased from 40 at April 30, 1998 to 126 at August 31, 1999, and we plan to further increase our headcount. We believe that our existing managerial and other systems will not be adequate to support our anticipated growth, and we are currently planning to implement a new enterprise resource planning software system that will replace substantially all of our business and manufacturing systems. We may encounter difficulties in transitioning to the new enterprise resource planning software system. Even after we implement this system, our personnel, systems, procedures and controls may be inadequate to support our future operations.

   Because we depend on a limited number of customers, our quarterly operating results may decline substantially if we are unable to complete one or more large sales.

   To date, a significant portion of our net sales has resulted from a small number of customers placing relatively large orders. For the fiscal year ended April 30, 1999, three customers accounted for approximately 33% of our net sales. For the quarter ended July 31, 1999, two customers accounted for approximately 22% of our net sales. We anticipate that our operating results for any given period will continue to depend to a significant extent on large orders from a small number of customers. As a result, our quarterly operating results may fluctuate significantly if we are unable to complete one or more substantial sales in a quarter.

   If we fail to expand our direct and indirect sales channels, our sales will not grow.

   We need to substantially expand our direct sales operations, both domestically and internationally, in order to increase market awareness and sales of our products and services. Our products and services require a sophisticated sales effort targeted at senior management of our customers. We have recently expanded our direct sales force and plan to hire additional sales personnel. New hires will require extensive training and typically take several months to achieve productivity. Competition for qualified sales personnel is intense, and we might not be able to hire the kind and number of sales personnel we are targeting. If we fail to increase our direct sales capabilities as we have planned, our business will be seriously harmed.

   We also need to expand our indirect sales channels, and if we fail to do so our ability to market and sell our products could be seriously harmed. We depend on our indirect sales channels, which include resellers, systems integrators and original equipment manufacturers, for a significant percentage of our net sales. For example, for the fiscal year ended April 30, 1999, approximately 41% of our net sales resulted from sales through indirect sales channels. For the quarter ended July 31, 1999, approximately 39% of our net sales resulted from sales through indirect channels. Our agreements with our indirect channel partners are generally not exclusive and in many cases may be terminated by either party without cause. Many of these indirect channel partners do not have minimum purchase or resale requirements and carry products that are competitive with our products. These resellers may not give a high priority to the marketing of our products or may not continue to carry our products. They may give a higher priority to other products, including the products of competitors. We may not retain any of our current indirect channel partners or successfully recruit new indirect channel partners. Events or occurrences of this nature could seriously harm our business.

   If we are unable to expand our customer service and support organization, we may not be able to retain our existing customers or attract new customers, and our sales may decline.

   We currently have a small customer service and support organization and will need to increase our capabilities to support new customers and the expanding needs of our existing customers. If we are unable to expand our customer service and support organization, we may not be able to retain our existing customers or attract new customers.

   We may not be able to enter into new international markets or generate a significant level of sales from the international markets in which we currently operate.

   For the fiscal year ended April 30, 1999, we derived approximately 44% of our net sales from customers outside of the United States and Canada. For the quarter ended July 31, 1999, sales to customers outside of the United States and Canada accounted for approximately 48% of our net sales. We expect international customers to continue to account for a significant percentage of net sales in the future, but we may fail to maintain or increase international market demand for our products. Also, because our international sales are currently denominated in United States dollars, an increase in the value of the United States dollar relative to foreign currencies could make our products more expensive and, therefore, potentially less competitive in international markets, and this would decrease our international sales. Our ability to expand international sales depends on our ability to expand our international operations, including establishing manufacturing assembly capabilities overseas, hire international personnel and recruit additional international resellers. To the extent we are unable to do so in a timely manner, our growth, if any, in international sales will be limited and our business could be seriously harmed. In addition, if we fail to expand and improve our worldwide operating systems, our ability to accurately forecast sales demand, manage our supply chain and record and report financial and management information will be adversely affected, seriously harming our business.

   Undetected software or hardware errors could cause us to incur significant warranty and repair costs and negatively impact the market acceptance of our products.

   Our products may contain undetected software or hardware errors. These errors may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems. The occurrence of these problems could result in the delay or loss of market acceptance of our products and would likely seriously harm our business. All of our products operate on our internally developed CacheOS operating system. As a result, any error in CacheOS will affect all of our products. We have experienced minor errors in the past in connection with new products. We expect that errors will be found from time to time in new or enhanced products after commencement of commercial shipments.

   We could be subject to product liability claims, which are time-consuming and costly to defend.

   Our customers install our Internet caching appliances directly into their network infrastructures. Any errors, defects or other performance problems with our Internet caching appliance products could negatively impact our customers' internal networks, resulting in financial or other damages to our customers. Our customers may then seek damages from us for their losses. Although our license agreements typically contain provisions designed to limit our exposure to claims, unfavorable judicial decisions could negate these limitation of liability provisions. We have not experienced any product liability claims to date. However, a product liability claim brought against us, even if not successful, would likely be time-consuming and costly. A product liability claim could seriously harm our business reputation.

   Our business could be affected by Year 2000 issues, which could disrupt or delay our scheduled product deliveries to customers or affect customer demand for our products and result in the loss of sales and customers.

   The "Year 2000 issue" refers generally to the problems that some software and hardware may have in determining the correct century for the year. For example, software with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results. Our products and internal systems and those of our suppliers and customers may be affected by Year 2000 issues. If they are, our business would likely be harmed. For a discussion of our efforts regarding Year 2000 issues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness."

   If the protection of our proprietary technology is inadequate, our competitors may gain access to our technology, and our market share could decline.

   We depend significantly on our ability to develop and maintain the proprietary aspects of our technology. If we are unable to do so, our business would be seriously harmed. For a discussion of our efforts to protect our proprietary technology, see "Business--Intellectual Property and Other Proprietary Rights."

   If we are unable to raise additional capital, our ability to effectively manage our growth or enhance our products could be harmed.

   At July 31, 1999, we had approximately $17.8 million in cash and cash equivalents. We believe that this amount, combined with proceeds from the initial public offering, will enable us to meet our capital requirements for at least the next twelve months. However, if cash is used for acquisitions or other unanticipated uses, we may need additional capital. The development and marketing of new products and the expansion of indirect channels and associated support personnel will require a significant commitment of resources. In addition, if the market for Internet caching appliances develops at a slower pace than anticipated or if we fail to establish significant market share and achieve a meaningful level of sales, we could be required to raise substantial additional capital. We cannot be certain that additional capital will be available to us on favorable terms, or at all. If we are unable to raise additional capital when we require it, our business would be seriously harmed. Risks Related to the Internet Caching Appliance Industry

   The market for Internet caching appliances is new and unpredictable, and if this market does not develop as we anticipate, our sales may not grow.

   Sales of our products depend on increased demand for Internet caching appliances. The market for Internet caching appliances is a new and rapidly evolving market. If the market for Internet caching appliances fails to grow as we anticipate, or grows more slowly than we anticipate, our business will be seriously harmed. Because this market is new, we cannot predict its potential size or future growth rate. Our ability to generate net sales in this emerging market will depend on, among other things, our ability to:

  . educate potential end users and indirect channel partners about the benefits of Internet caching appliances;

  .  continue to develop our direct sales channel; and

  . establish and maintain relationships with leading indirect channel partners.


   The legal environment in which we operate is uncertain and claims against us could cause our business to suffer.

   Our Internet caching appliances operate in part by storing material available on the Internet and making this material available to end users from our appliance. This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with customers, for defamation, negligence, copyright or trademark infringement, personal injury, invasion of privacy or other legal theories based on the nature, content or copying of these materials. It is also possible that if any information provided through any of our products contains errors, third parties could make claims against us for losses incurred in reliance on this information. Our insurance may not cover potential claims of this type or be adequate to protect us from all liability that may be imposed.

   The adoption of laws that impose taxes on Internet commerce could adversely affect our business.

   Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. Many of our customers are engaged in Internet commerce, and any taxes imposed on them may adversely impact their businesses and may result in order cancellations or postponements of product purchases by them, which would seriously harm our business. Laws regarding the Internet remain largely unsettled and the adoption or modification of laws or regulations relating to the Internet, or interpretations of existing law, could seriously harm our business.

   Because the sales of our products are dependent on the increased use and widespread adoption of the Internet, if use of the Internet does not develop as we anticipate, our sales may not grow.

   Sales of our products depend on the increased use and widespread adoption of the Internet. Our business would be seriously harmed if the use of the Internet does not increase as anticipated or if our ISP customers' Internet-related services are not well received by the marketplace. The acceptance and use of the Internet in international markets, where we derive a large portion of our net sales, are in earlier stages of development than in the United States. If the Internet fails to gain sufficient acceptance in international markets, our business could be seriously harmed. The resolution of various issues concerning the Internet will likely affect use and adoption of the Internet. These issues include security, reliability, capacity, congestion, cost, ease of access and quality of service. Even if these issues are resolved, if the market for Internet-related products and services fails to develop, or develops at a slower pace than anticipated, our business would be seriously harmed.

   Governmental regulation of the communications industry may negatively affect our customers and result in decreased demand for our products, which would cause a decline in our sales.

   The jurisdiction of the Federal Communications Commission, or FCC, extends to the communications industry, to our customers and to the products that our customers sell. Future regulations set forth by the FCC or other regulatory bodies may adversely affect Internet-related industries. Regulation of our customers may seriously harm our business. For example, FCC regulatory policies that affect the availability of data and Internet services may impede our customers' penetration into some markets. In addition, international regulatory bodies are beginning to adopt standards for the communications industry. The delays that these governmental processes entail may cause order cancellations or postponements of product purchases by our customers, which would seriously harm our business.

Risks Related to the Securities Markets

   Our stock price may be volatile and, as a result, you may have difficulty evaluating the value of our stock, and the market price of our stock may decline.

   Prior to the initial public offering in November 1999, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering. The market price of the common stock may fluctuate significantly in response to the following factors:

  .  variations in our quarterly operating results;

  . changes in financial estimates or investment recommendations by securities analysts;

  . changes in market valuations of Internet-related and networking companies;

  . announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  .  loss of a major customer;

  .  additions or departures of key personnel; and

  .  fluctuations in stock market prices and volumes.

   Our stock price volatility may make us susceptible to class action litigation, which is time-consuming and costly to defend.

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of the company's securities. We may in the future be the target of similar litigation. If we become engaged in securities class action litigation, our management's attention and resources may be diverted and we may incur substantial costs, resulting in serious harm to our business.


                                USE OF PROCEEDS

          The Company will not receive any of the proceeds from the offering hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the individual Registered Stockholders will be borne by such Registered Stockholders.


                            REGISTERED STOCKHOLDERS

          The Reoffer Prospectus relates to shares of Common Stock which have been acquired by certain key employees (the "Registered Stockholders") of the Company. Registered Stockholders acquired shares of Common Stock to be offered hereunder pursuant to the exercise of options granted under the 1996 Stock Option Plan, except that Mr. Malcolm acquired shares under options granted outside of any plan.

          The following table sets forth certain information with respect to the Registered Stockholders as of November 22, 1999:

     The following table sets forth certain information with respect to the Registered Stockholders as of November 30, 1999:

                                                            Number of Shares     Number of Shares      Number of
   Registered             Stockholder's Position with         Owned Before        to be Offered       Shares Owned
   Stockholder                     Company                      Offering             Hereby          After Offering*
----------------         -----------------------------    -------------------   ------------------  ----------------
1% Holders
Brian NeSmith             President, Chief Executive                2,000,000            2,000,000                 0
                          Officer, Director

Michael Malcolm           Chairman, Director                        5,163,785            1,100,000         4,063,785

Nai-Ting Hsu              Senior Vice President,
                          Research and Development                    420,000              410,000            10,000

Terry L. Printy           Vice President, Customer
                          Support                                     112,500               37,500            75,000

David Hanna               Director                                  1,626,692              250,000         1,376,692

Other Registered          Employees                                       N/A              219,681               N/A
Stockholders
holding less than
1% of the Capital
Stock

================================================================================
*Assumes sale of all of the shares offered; however, the Registered Stockholders may or may not sell all or any of the offered shares.


                             PLAN OF DISTRIBUTION

          The shares of Common Stock covered by this Reoffer Prospectus are being registered by the Company for the account of the Registered Stockholders.

          The Selling Stockholder(s) may sell the shares in one or more transactions (which may involve one or more block transactions) on the Nasdaq National Market, in sales occurring in the public market off such system, in privately negotiated transactions or in a combination of such transactions.
Each such sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. The Selling Stockholder(s) may sell some or all of the shares in transactions involving broker-dealers, who may act as agent or acquire the shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder(s) (and, if they act as agent for the purchaser of such shares, from such purchaser). The Selling Stockholder(s) will pay usual and customary brokerage fees. Broker-dealers may agree with the Selling Stockholder(s) to sell a specified number of shares at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder(s), to purchase as principals any unsold shares at the price required to fulfill the respective broker-dealer's commitment to the Selling Stockholder(s). Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions.

          To the knowledge of the Company, there is currently no agreement with any broker or dealer respecting the sale of the shares offered hereby. Upon the sale of any such shares, the Selling Stockholder(s) or anyone effecting sales on behalf of the Selling Stockholder(s) may be deemed an underwriter, as that term is defined under the Securities Act of 1933, as amended. The Company will pay all expenses of preparing and reproducing this Reoffer Prospectus, but will not receive the proceeds from sales by the Registered Stockholders. Sales will be made at prices prevailing at the time of such sales.

          The Company is bearing all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the Selling Stockholder(s) or other party selling such shares. In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption form registration or qualification is available and is obtained.

                      DOCUMENTS INCORPORATED BY REFERENCE

     CacheFlow Inc. hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

     (a) CacheFlow Inc.'s prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "1933 Act"), in connection with Registration Statement No. 333-87997 on Form S-1 filed with the SEC on September 28, 1999, together with any and all amendments thereto, in which there are set forth audited financial statements for CacheFlow Inc.'s fiscal years ended April 30, 1997, 1998, and 1999 and

     (b) The description of CacheFlow Inc.'s outstanding Common Stock contained in the Registrant's Registration Statement No. 000-28139 on Form 8-A12G filed with the SEC on November 16, 1999, pursuant to Section 12 of the 1934 Act, including any amendment or report filed for the purpose of updating such description.

          All of such documents are on file with the Commission. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities to be offered pursuant hereto have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents.

                                INDEMNIFICATION


          Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. CacheFlow Inc.'s Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. CacheFlow Inc.'s Certificate of Incorporation provides that, under Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to CacheFlow Inc. and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to CacheFlow Inc. for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. CacheFlow Inc. has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide CacheFlow Inc.'s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

                                    PART II

              Information Required in the Registration Statement

Item 3.   Incorporation of Documents by Reference
          ---------------------------------------

          CacheFlow Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

          (a) The Registrant's prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "1933 Act"), in connection with Registration Statement No. 333-87997 on Form S-1 filed with the SEC on September 28, 1999, together with any and all amendments thereto, in which there are set forth audited financial statements for the Registrant's fiscal years ended April 30, 1997, 1998, and 1999 and

          (b) The description of the Registrant's outstanding Common Stock contained in the Registrant's Registration Statement No. 000-28139 on Form 8-A12G filed with the SEC on November 16, 1999, pursuant to Section 12 of the 1934 Act, including any amendment or report filed for the purpose of updating such description.

          All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities
          -------------------------

          Not Applicable.

Item 5.   Interests of Named Experts and Counsel
          --------------------------------------

          Not Applicable.

Item 6.   Indemnification of Directors and Officers
          -----------------------------------------

          Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. The Registrant's Bylaws provide for mandatory indemnification of its directors and permissible indemnification of officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its directors. The Indemnification Agreements provide the Registrant's directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 7.   Exemption from Registration Claimed
          -----------------------------------

          The sale and issuance of securities to the registered stockholders by CacheFlow Inc. to whom the shares offered for resale pursuant to this Registration Statement were sold were in each case deemed to be exempt from registration under the Securities Act of 1933 by virtue of Section 4(2) thereof.

Item 8.   Exhibits
          --------

Exhibit Number      Exhibit
--------------      -------

   4 Instrument Defining Rights of Stockholders. Reference is made to Registrant's Registration Statement No. 000-28139 on Form 8-A12G, which is incorporated herein by reference pursuant to Item 3(b) of this Registration Statement.

   5 Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

  23.1              Consent of Ernst & Young LLP, Independent Auditors.

  23.2 Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.

  24 Power of Attorney. Reference is made to page II-4 of this Registration Statement.

  99.1              Form of written Compensation Agreement.

Item 9.   Undertakings
          ------------

               A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall
                        --------
not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant's 1996 Stock Option Plan, 1999 Director Option Plan, Employee Stock Purchase Plan, and 1999 Stock Incentive Plan.

               B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on this 24th day of November, 1999.


                                     CACHEFLOW INC.


                                     By: /s/ Brian M. NeSmith
                                        ---------------------------------------
                                        Brian NeSmith
                                        Chief Executive Officer, President, and
                                        Director



                               POWER OF ATTORNEY
                               -----------------

KNOW ALL PERSONS BY THESE PRESENTS:

          That the undersigned officers and directors of Cacheflow Inc., a Delaware corporation, do hereby constitute and appoint Brian M. NeSmith and Michael A. Johnson, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

          IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                  Title                                                       Date
---------                  -----                                                       ----

/s/ Brian M. NeSmith       Chief Executive Officer,President, and Director             November 24, 1999
______________________
  Brian M. NeSmith         (Principal Executive Officer)

                           Chief Financial Officer, Vice President, and                November 24, 1999
/s/ Michael A. Johnson     Secretary
______________________
  Michael A. Johnson       (Principal Financial and Accounting Officer)

/s/ Marc Andreessen        Director                                                    November 29, 1999
______________________
   Marc Andreessen

/s/ David W. Hanna         Director                                                    November 29, 1999
______________________
   David W. Hanna


                           Director
______________________
  Michael M. Malcolm


/s/ Stuart G. Phillips     Director                                                    November 29, 1999
______________________
  Stuart G. Phillips


/s/ Andrew Rachleff        Director                                                    November 29, 1999
______________________
   Andrew Rachleff

                                 EXHIBIT INDEX

Exhibit Number      Exhibit
--------------      -------

     4 Instrument Defining Rights of Stockholders. Reference is made to CacheFlow Inc.'s Registration Statement No. 0-25853 on Form 8-A, which is incorporated herein by reference under
                    Item 3(b) of this Registration Statement.

     5 Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP.

   23.1             Consent of Ernst & Young LLP, Independent Auditors.

   23.2 Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP is contained in Exhibit 5.

   24 Power of Attorney. Reference is made to page II-4 of this Registration Statement.

   99.1             Form of Written Compensation Agreement